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Exhibit 10.19

EMPLOYMENT AGREEMENT

        This employment agreement (this "Agreement") is made by and between DataPath, Inc., a Georgia corporation ("DataPath"), and Ann Haehn, an individual resident of Colorado (the "Employee"), effective as of July 1, 2006 (the "Effective Date").

        Whereas, DataPath desires to retain Employee and Employee desires to serve as Vice President of Strategy of DataPath.

        Now, therefore, for and in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to he legally bound, hereby agree as follows:

ARTICLE I—EMPLOYMENT TERMS

        Section 1.1    Employment.    DataPath shall employ the Employee, and the Employee shall serve DataPath, in the capacity of Vice President of Strategy upon the terms and conditions set forth herein. The Employee shall have such authority and responsibilities and duties as are consistent with her position and which may be set forth in the bylaws of DataPath or assigned by DataPath's Chief Executive Officer, Board of Directors or any committee thereof (the "Board"), or its Chairman of the Board. The Employee shall devote her full business time, attention, skill and efforts to the performance of her duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with DataPath's company policies. Notwithstanding the foregoing, the Employee may devote reasonable periods of time to serve as a director or advisor to other organizations, and to perform charitable and other community activities; provided, however, that such activities do not materially interfere with the performance of her duties hereunder and are not in conflict or competitive with, or adverse to, the interests of DataPath.

        Section 1.2    Term.    This Agreement shall be for a term of 18 months from the Effective Date (the "Term"), which shall be extended automatically (without further action of DataPath or the Employee) each day for an additional day so that the remaining term shall continue to be 18 months; provided, however, that either party may at any time, by written notice to the other, fix the Term to a finite term of 18 months, without further automatic extension, commencing with the date of such notice (a "Fixed Term").

        Section 1.3    Compensation and Benefits.

          (a)   DataPath shall pay the Employee a base salary at a rate of $240,000 per annum (the "Base Salary") in accordance with the normal salary payment practices of DataPath. The Board shall review and may increase, but shall not decrease, the Employee's base salary at least annually.

          (b)   For 2006, DataPath shall pay Employee an annual bonus of up to 80% of the Base Salary (the "Target Bonus") upon meeting the established criteria for the Target Bonus as determined by the Board, which bonus may be increased to a maximum annual bonus of up to 160% of the Base Salary (the "Maximum Bonus") upon meeting the established criteria for the Maximum Bonus as determined by the Board. The criteria and terms for the Target Bonus and Maximum Bonus for 2006 are described in Exhibit A attached hereto. All bonus programs are subject to the discretion of the Board and adjustments may be made at the discretion of the Board to take into account acquisitions, mergers, divestures and other transactions.

          (c)   The Employee may participate in DataPath's stock option plan and shall be eligible for the grant of stock options, restricted stock and other awards thereunder, subject to the oversight and discretion of the Board. During the Term of this Agreement annually beginning in the first quarter of 2008 (there will be no grants in 2007 unless otherwise determined by the Board). Employee shall receive an additional grant of options to purchase shares of DataPath common stock with an exercise price equal to the then current fair market value of DataPath stock, determined in accordance with the then applicable option plan. The number of options to be granted in each instance shall be calculated as the number of options which, at the applicable exercise price, are equal in value (utilizing the Black-Scholes model or other commonly accepted option valuation technique or lattice model formula) to 150% of Employee's then current Base Salary. All grants shall vest over a period of five years, vesting 20% per year, and shall be subject to the terms of the applicable option agreement then in effect. Valuation calculations will be made and approved by the Board.

          (d)   The Employee shall be entitled to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs of DataPath now or hereafter applicable to the Employee or applicable generally to executive employees of DataPath, including but not limited to the plans relating to the grant of stock options, restricted stock and other awards. DataPath shall maintain at least the same level of benefits for the Employee as exist under the current medical and dental plan and the current long-term care plan, provided that the Employee remains insurable under such plans at the same cost to DataPath as under the current plans.

          (e)   During any period during the Term that the Employee is disabled, and during the 180-day period of physical or mental infirmity leading up to the Employee's disability, the amount of the Employee's compensation provided under this Section 13 shall be reduced by the sum of the amounts, if any, paid to the Employee for the same period under any disability benefit or pension plan of DataPath or any of its subsidiaries. For purposes of this Section 1.3(e), Employee shall be deemed "disabled" upon the earlier of: (i) a written determination by a duly licensed physician or psychologist following a personal examination of Employee that Employee is not capable of performing the normal duties attendant to her position with or without reasonable accommodation and that such condition appears to be permanent or of indefinite duration; (ii) a determination by a court of competent jurisdiction that Employee is not capable of managing her own person or property and that such condition appears to be permanent or of indefinite duration; (iii) a determination by any duly licensed insurance company maintaining a policy of disability insurance covering the Employee that the Employee is disabled to the point that benefits are payable pursuant to the terms of such policy; or (iv) the Employee has been unable to perform the normal duties attendant to her position with or without reasonable accommodation for a continuous period of 180 days.

          (f)    DataPath shall reimburse Employee for all reasonable ordinary and necessary travel, conference, and. other expenses related to Employee's duties which are incurred and accounted for in accordance with the normal business policies and practices of DataPath.

          (g)   Employee shall be entitled to 20 days paid leave annually during the Term of this Agreement exclusive of all holidays during which DataPath is closed for business.

ARTICLE II—COVENANTS OF EMPLOYEE

        Section 2.1    Covenant Not To Compete.    The Employee covenants and agrees that, for and during the period of her employment with DataPath and for a period of two years thereafter, the Employee shall not. directly or indirectly, engage in the Subject Business anywhere in the Restricted Territory in a capacity identical with or corresponding to the capacity or capacities in which employed by DataPath, except for an investment in a public company that does not constitute more than one percent of the outstanding shares of any class of such public company. "Restricted Territory" shall mean an area within a radius of fifty miles of DataPath's principal office located at 3095 Satellite Boulevard, Duluth, Georgia. "Subject Business" shall mean the design, manufacture, marketing, installation, servicing or support of satellite communications hardware or software, satellite communications capacity or bandwidth, satellite earth terminals, system management software, bandwidth optimization software, and related goods and services. The Employee acknowledges and agrees that, given the nature of

DataPath's business, the restrictions set forth in this Agreement are necessary and reasonable in terms of the activities restrained, as well as the geographic and temporal scope of such restrictions. The Employee further acknowledges and agrees that if any of the provisions in this Agreement shall ever be deemed to exceed the time, activity, geographic, or other limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, geographic, or other limitations permitted by applicable law.

        Section 2.2    Covenants Not To Solicit.    The Employee covenants and agrees that, for and during the period of her employment with DataPath and for a period of two years thereafter:

          (a)   the Employee shall not, directly or indirectly, solicit for employment any individual who was employed by DataPath on the date of this Agreement or the date of termination of employment of the Employee, without the prior written consent of DataPath; and

          (b)   the Employee shall not, directly or indirectly, solicit, initiate contact with or call upon any Customer for the purpose of contracting with such Person for goods and services which are competitive or potentially competitive with any goods or services sold, provided or under development by DataPath during the period of two years immediately preceding the date of termination of employment of the Employee. "Customer" shall mean any actual or prospective customer sold to, marketed to, serviced by or dealt with by Employee on behalf of DataPath during the two year period immediately preceding the date of termination of employment of the Employee; and

          (c)   the Employee shall not, directly or indirectly, induce or attempt to induce any Customer to cease doing business with DataPath or in any way interfere with the relationship between any Customer and DataPath; and

          (d)   the Employee shall not, directly or indirectly, induce or attempt to induce any contractor, supplier, licensee or agent to cease doing business with DataPath or in any way interfere with the relationship between any contractor, supplier, licensee or agent and DataPath.

        Section 2.3    Covenants Not to Disclose Trade Secrets or Confidential Information.

          (a)   The Employee shall not divulge or appropriate for her own use any Trade Secrets of DataPath, from and after the Effective Date of this Agreement, for as long as the information remains a Trade Secret, and shall not make any unauthorized disclosure of Confidential Information about DataPath for and during the period of her employment with DataPath and for a period of three years thereafter. "Trade Secrets" shall mean any information of DataPath (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers provided that such list is not available to the general public) which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or such other definition as may be applicable under the Georgia Trade Secrets Act of 1990 as amended from time to time. "Confidential Information" shall mean data and information concerning the business of DataPath (whether constituting a Trade Secret or not) which is or has been disclosed to Employee or of which Employee became aware as a consequence or through her relationship to DataPath and is not generally known to its competitors, including but not limited to information concerning the Subject Business or DataPath's financial position, results of operations, annual and long range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, client lists or employee lists obtained by the Employee from DataPath during the period of her employment; provided, however, that Confidential information shall not include any data or information that has been voluntarily disclosed to the public by DataPath (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

          (b)   Disclosure of Trade Secrets or Confidential Information shall not be precluded, if such disclosure is in response to a valid order of a court or other governmental body or otherwise required by law; provided, however, that the Employee shall first have given notice to DataPath and made a reasonable effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued.

          (c)   Promptly following the termination of Employee's employment with DataPath, the Employee shall promptly transfer to DataPath or destroy (as directed by DataPath) all tangible information containing Trade Secrets or Confidential Information in her possession or within her control which is not already in the possession or control of DataPath, and shall promptly certify in writing to DataPath such transfer or destruction.

          (d)   The obligations set forth in this Section 2.3 are in addition to and not in lieu of any confidentiality obligations in any other contract to which Employee is a party.

        Section 2.4    Rights to Work Product.    Except as expressly provided in this Agreement, DataPath alone shall be entitled to all benefits, profits and results arising from or incidental to Employee's Work Product. To the greatest extent possible, any work product, property, data, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing her employment responsibilities ("Work Product") shall be deemed to be "work made for hire" as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by DataPath. Employee hereby unconditionally and irrevocably transfers and assigns to DataPath all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Employee agrees to execute and deliver to DataPath any transfers, assignments, documents or other instruments which DataPath may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in DataPath. DataPath shall have the right to adapt change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the "moral rights" of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any compensation in addition to that provided for in Article I of this Agreement for any exercise by DataPath of its rights set forth in this Article II.

        Section 2.5    Non-Disparagement.    The Employee covenants and agrees that, for and during the period of her employment with DataPath and for a period of two years thereafter, she will not disparage DataPath, the business conducted by DataPath, or any owner, shareholder, director, officer, manager, employee, contractor, supplier or agent of DataPath.

        Section 2.6    Injunctive Relief.    Employee acknowledges and agrees that great loss and irreparable damage would be suffered by DataPath if Employee should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Article II. The Employee further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of DataPath. The parties agree that money damages for any breach of the covenants in this Article II will be insufficient to compensate for any breaches thereof, and that the Employee will, to the extent permitted by law, waive in any proceeding initiated to enforce such provisions any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action, or cause of action against DataPath, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by DataPath of any of the covenants or agreements in this Agreement.

        Section 2.7    Survival.    The covenants of Employee contained in this Article II shall survive the termination of this Agreement and the termination of Employee's employment with DataPath, and shall remain enforceable in accordance with their terms as set forth herein.

ARTICLE III—TERMINATION

        Section 3.1    Termination.    Employee's employment under this Agreement may be terminated prior to the end of the Term only as follows:

          (a)   by DataPath upon the death of the Employee,

          (b)   by DataPath due to the disability of the Employee (as defined above);

          (c)   by DataPath for Cause;

          (d)   by DataPath for any reason upon no less than 90 days written notice to the Employee;

          (e)   by the Employee for Good Reason within a 90-day period beginning on the 30th day after any occurrence of a Change in Control or for Good Reason within a 90-day period beginning on the one year anniversary of the occurrence of any Change in Control;

          (f)    by the Employee for Good Reason upon no less than 90 days written notice to DataPath; or

          (g)   by the Employee for any reason, upon no less than 90 days written notice to DataPath.

        Section 3.2    Severance Compensation.

          (a)   For purposes of this Agreement. "Accrued Compensation" shall mean an amount, which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) Base Salary and (ii) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of DataPath during the period ending on the date of termination of employment of the Employee.

          (b)   For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to the Target Bonus multiplied by a fraction the numerator of which is the number of days in the fiscal year through the date of termination of employment of the Employee and the denominator of which is 365.

          (c)   If the Employee's employment with DataPath is terminated during the Term pursuant to Section 3.1 (a), 3.l(b), 3.1(c) or 3.1(g) DataPath shall pay to the Employee (or in the case of her death, the Employee's estate) within 15 days after the date of termination of employment of the Employee, a lump sum cash payment equal to the Accrued Compensation.

          (d)   If the Employee's employment with DataPath is terminated without Cause pursuant to Section 3.1(d) or 3.1(f), or otherwise in violation of this Agreement, in addition to other rights and remedies available in law or equity, the Employee shall be entitled to the following:

              (i)  DataPath shall pay the Employee in cash within 15 days of the date of termination of employment of the Employee an amount equal to all Accrued Compensation plus the Pro Rata Bonus;

             (ii)  DataPath shall pay to the Employee in cash at the end of each of the 12 consecutive months following the date of termination of employment, or, if this Agreement is subject to a Fixed Term, the lesser of 12 months or the number of remaining months until the end of such

    Fixed Term, an amount equal to one-twelfth of the sum of (x) the Base Salary plus (y) the Target Bonus;

            (iii)  the restrictions on any outstanding incentive awards (including stock options) granted to the Employee under the Plan or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and all stock options and stock appreciation rights granted to the Employee shall become immediately exercisable and shall become 100% vested.

          (e)   If the Employee's employment with DataPath is terminated without Cause pursuant to Section 3.l(e), in addition to other rights and remedies available in law or equity, the Employee shall be entitled to the following:

              (i)  DataPath shall pay the Employee in cash within 15 days of the date of termination of employment of the Employee an amount equal to all Accrued Compensation plus the Pro Rata Bonus;

             (ii)  DataPath shall pay to the Employee in cash at the end of each of the 18 consecutive months following the date of termination of employment, or, if this Agreement is subject to a Fixed Term, the number of remaining months until the end of such Fixed Term, an amount equal to one-twelfth of the sum of (x) the Base Salary plus (y) the Target Bonus.

            (iii)  the restrictions on any outstanding incentive awards (including stock options) granted to the Employee under the Plan or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and all stock, options and stock appreciation rights granted to the Employee shall become immediately exercisable and shall become 100% vested.

        Section 3.3    Extension of Benefits Following Termination.    During any period that DataPath is continuing to make payments to Employee pursuant to Section 3.2(d) or 3.2(e) (the "Continuation Period"), DataPath shall, at its expense, continue on behalf of Employee and her dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to Employee immediately prior to such termination or (y) to other similarly situated executives who continue or become in the employ of DataPath during the Continuation Period, if permitted, in either case, by the applicable benefit plan. The coverage and benefits (including deductibles and costs) provided in this Section during the Continuation Period shall be no less favorable to the Employee and her dependents and beneficiaries than the coverages and benefits provided during any of the periods referred to in clauses (x) and (y) above. DataPath's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Employee obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case DataPath may reduce the coverage of any benefits it is required to provide Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to Employee than the coverages and benefits required to be provided hereunder. Notwithstanding anything herein to the contrary, DataPath may provide any continuation of benefits required hereunder by either (i) continuing Employee's and her family's participation in DataPath's benefit programs (subject to applicable law and plan requirements), (ii) reimbursing Employee for Employee's expense of maintaining benefits through COBRA, or (iii) reimbursing Employee for the cost of obtaining such benefits on her own, provided, however, that no such reimbursement shall exceed a total of $40,000 per year.

        Section 3.4    Tax Gross Up.    In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to Employee or for her benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of Employee's failure to file timely a tax return or pay taxes shown due on her return, imposed with respect to such taxes and the Excise Tax), but not including any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        Section 3.5    Effect of Severance on Pay and Benefits.    The severance pay and benefits provided for in this Article 3 shall be in lieu of any other severance or termination pay to which the Employee may be entitled under any DataPath severance or termination plan, program, practice or arrangement. The Employee's entitlement to any other compensation or benefits shall be determined in accordance with DataPath's executive benefit plans and other applicable programs, policies and practices then in effect.

        Section 3.6    Cause.    For purposes of this Agreement, "Cause" shall mean the result of:

          (a)   any act that (x) constitutes, on the part of the Employee, fraud, dishonesty, or gross malfeasance of duty, and (y) is demonstrably likely to lead to material injury to DataPath or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Employee; provided, however, that such conduct shall not constitute Cause:

              (i)  unless (1) there shall have been delivered to the Employee a written notice setting forth with specificity the reasons that the Board believes the Employee's conduct constitutes the criteria set forth in clause (a), (2) the Employee shall have been provided the opportunity, if such behavior is susceptible to cure, to cure the specific, inappropriate behavior within 30 days following written notice, (3) after such 30-day period, the Board determines that the behavior has not been, cured, and (4) the termination is evidenced by a resolution adopted in good faith by two-thirds of the members of the Board (other than the Employee); or

             (ii)  if such conduct (1) was believed by the Employee in good faith to have been in or not opposed to the interests of DataPath, and (2) was not intended to and did not result in the direct or indirect gain to or personal enrichment of the Employee; or

          (b)   embezzlement, theft willful misappropriation or misuse by Employee of funds or property of the Company; or

          (c)   the conviction (from which no appeal may be or is timely taken) of the Employee of a felony.

        Section 3.7    Good Reason.    For purposes of this Agreement, "Good Reason" shall mean any of the following (without the Employee's express written consent):

          (a)   the assignment to the Employee by DataPath of duties materially inconsistent with the Employee's position, duties, responsibilities or status, or a change in the Employee's titles or offices, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of her employment for death, disability (as defined in Section 3.1 (a)) or Cause;

          (b)   a reduction in the Employee's base salary, Target Bonus or Maximum Bonus as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

          (c)   any failure by DataPath to continue in effect any material benefit plan;

          (d)   a relocation of DataPath's principal executive offices to a location more than 50 miles from the location of the principal executive offices or the Employee's relocation to any place more than 50 miles from the location at which the Employee performed the Employee's duties, except for required travel by the Employee on DataPath's business;

          (e)   any material breach by DataPath of any provision of this Agreement; or

          (f)    any failure by DataPath to obtain the assumption of this Agreement by any successor or assign of DataPath.

        For purposes of this Section 3.7 an isolated, immaterial, and inadvertent action not taken in bad faith by DataPath in violation of this subsection that is remedied by DataPath promptly after receipt of notice thereof given by the Employee shall not be considered Good Reason for the Employee's termination of employment with DataPath.

        Section 3.8    Change in Control.    For purposes of this Agreement, "Change in Control" shall mean the occurrence during the Term of any the following events:

          (a)   An acquisition (other than directly from DataPath) of any voting securities of DataPath (the "Voting Securities") by any "Person" (as the term, person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 40% or more of the combined voting power of DataPath's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (l) an employee benefit plan (or a trust forming a part thereof) maintained by (x) DataPath or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by DataPath (a "Subsidiary"), (2) DataPath or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction" (as defined in Section 3.8(b)(i) below);

          (b)   Approval by stockholders of DataPath of:

              (i)  A merger, consolidation or reorganization involving DataPath, unless

              (A)  the stockholders of DataPath, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

              (B)  the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation. (A transaction described in clauses (A) and (B) shall herein be referred to as a "Non-Control Transaction").

             (ii)  A complete liquidation or dissolution of DataPath; or

            (iii)  An agreement for the sale or other disposition of all or substantially all of the assets of DataPath to any Person (other than a transfer to a Subsidiary or affiliate).

          (c)   Notwithstanding anything contained in this Agreement to the contrary, if the Employee's employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a

  Change in Control (a "Third Party") or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee's employment.

          (d)   Notwithstanding the foregoing, a "Change in Control" shall not include any offering or sale of DataPath's stock by DataPath or its shareholders pursuant to any public offering or share exchange registered with the Securities and Exchange Commission, or any private offering or share exchange pursuant to Regulation D or Rule 144A which in either event which results in proceeds to DataPath or its shareholders exceeding $100 million, or any change in the composition of the Board prior to or resulting from any such offering.

ARTICLE IV—GENERAL PROVISIONS

        Section 4.1    Notices.    For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered if personally delivered, sent by reputable overnight courier, or mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to DataPath (to the attention of the Secretary of DataPath) at its principal office, or to Employee at her principal residence as reflected in the records of DataPath, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt, as shown by the records of the delivering agent.

        Section 4.2    Validity.    It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

        Section 4.3    Entire Agreement.    This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contain all of the agreements and understandings between the parties with respect to the employment of Employee by DataPath. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in a writing signed by all parties hereto.

        Section 4.4    Successors and Binding Agreement.

          (a)   This Agreement shall be binding upon and shall inure to the benefit of DataPath, its successors and assigns and DataPath shall require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that DataPath would be required to perform it if no such succession or assignment had taken place.

          (b)   This Agreement is personal to Employee and neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

        Section 4.5    Fees and Expenses.    DataPath shall pay all reasonable legal fees and related expenses (including but not limited to the costs of experts, accountants and counsel) incurred by the Employee as they become due as a result of (a) the termination of the Employee's employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) and (b) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement;

provided, however, that the circumstances set forth in clauses (a) and (b) above occurred on or after a Change in Control.

        Section 4.6    Settlement of Claims.    DataPath's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which DataPath may have against the Employee or others. DataPath may, however, withhold from any amounts of compensation or benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        Section 4.7    Captions.    The captions in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

        Section 4.8    Definitions.    Capitalized terms used in this Agreement and not otherwise defined or limited herein shall have the meaning ascribed to them in the Acquisition Agreement.

        Section 4.9    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

        Section 4.10    Modification and Waiver.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        Section 4.11    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

        Section 4.12    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Effective Date set forth herein.

DATAPATH, INC.		EMPLOYEE
Signature:	/s/ ANDY MULLINS	Signature:	/s/ ANN HAEHN
Print Name:	Andy Mullins	Print Name:	Ann Haehn
Title:	CEO

Exhibit A
Bonus Criteria for 2006

	Actual 2006 EBIT	Bonus as a percentage of Base Salary
No bonus	$60MM or less	0%
Target Bonus	$70MM	80%
Maximum Bonus	$95MM or more	160%

        For EBIT between $60MM and $70MM, the percentage of the Base Salary paid as bonus shall increase by 8% for each $1MM of EBIT above $60MM, up to $70MM. For EBIT between $70MM and $95MM, the percentage of the Base Salary paid as bonus shall increase by 3.2% for each $1MM of EBIT above $70MM, up to $95MM. All bonus levels are detailed below:

EBIT	Bonus as a percentage of Base Salary
$60MM	0%
$61MM	8%
$62MM	16%
$63MM	24%
$64MM	32%
$65MM	40%
$66MM	48%
$67MM	56%
$68MM	64%
$69MM	72%
$70MM	80%
$71MM	83.2%
$72MM	86.4%
$73MM	89.6%
$74MM	92.8%
$75MM	96.0%
$76MM	99.2%
$77MM	102.4%
$78MM	105.6%
$79MM	108.8%
$80MM	112.0%
$81MM	115.2%
$82MM	118.4%
$83MM	121.6%
$84MM	124.8%
$85MM	128.0%
$86MM	131.2%
$87MM	134.4%
$88MM	137.6%
$89MM	140.8%
$90MM	144.0%
$91MM	147.2%
$92MM	150.4%
$93MM	153.6%
$94MM	156.8%
$95MM	160.0%

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EMPLOYMENT AGREEMENT